RiverSource Life Insurance Company
70100 Ameriprise Financial Center
Minneapolis MN 55474
1.800.862.7919

Limited Flexible Purchase Payments

Deferred Annuity Contract

•	Index-linked option(s)

•	Surrender charges may be waived under specified conditions

•	This contract is nonparticipating — dividends are not payable

This is a deferred annuity contract. It is a legal contract between You, as the Owner, and Us, RiverSource Life Insurance Company, a stock company, Minneapolis, Minnesota.

PLEASE READ YOUR CONTRACT CAREFULLY.

If You are living on the scheduled Annuitization Start Date, We will begin to pay You monthly Annuity Payments, subject to the provisions of this contract. This date may be changed as provided in this contract.

We issue this contract in consideration of Your purchase payment.

CONTRACT VALUES, WHEN BASED ON THE VALUE OF AN INDEX, ARE VARIABLE, MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT. SEE THE CONTRACT VALUE PROVISION.

NOTICE OF YOUR RIGHT TO EXAMINE AND CANCEL THIS CONTRACT FOR TEN DAYS.

If for any reason You are not satisfied with this contract, You may cancel this contract by returning it to Us or Our agent within ten Days after You receive it.

•	If this is not an IRA contract, upon such cancellation We will refund an amount equal to the sum of: (1) the Contract Value as of the Business Day We receive the contract; and (2) any premium tax charges paid.

•	If this is an IRA contract, upon such cancellation We will refund all purchase payments which You have paid less any payments We have made.

•	If this contract is intended to replace an existing contract, Your right to examine this contract is extended to 30 Days.

This contract will then be considered void from its start.

Signed for and issued by RiverSource Life Insurance Company of Minneapolis, Minnesota, as of the Contract Date.

President

Secretary

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Guide to Contract Provisions

Contract Data	Page 3
Important contract specifications

Definitions	Pages 3-4
Important words and meanings

General Provisions	Pages 4-5
Entire Contract
Annuity Tax Qualification
Contract Modification
Incontestability
Benefits Based on Incorrect Data
State Laws
Reports to Owner
Evidence of Survival
Protection of Proceeds
Termination of the Contract

Separate Account	Page 5

Ownership, Annuitant and Beneficiary	Pages 5-7
Owner Rights
Non-Natural Person and Revocable Trust Ownership
Change of Ownership
Beneficiary
Change of Beneficiary
Change of Annuitant or Contingent Annuitant
Pre-election of an Annuity Payment Plan
Assignment

Payments to Beneficiaries	Pages 7-8
Death Benefit Before the Annuitization Start Date
Death Benefit Payable Before the Annuitization Start Date
Payment Options
Spouse’s Option to Continue Contract
Death Benefit After the Annuitization Start Date

Purchase Payments	Pages 8-9
Additional Purchase Payments
Allocation of Purchase Payments

Contract Value	Pages 9-11
Fixed Account Value
Interim Account Value
Indexed Account(s) Value
Crediting Methods
Renewal Interest Rates, Caps, Upside Participation Rates and Annual Fees
Addition, Removal or Substitution of an Indexed Account(s)
Discontinuation of or Substantial Change to an Index
Transfer of Contract Value
Elective Lock
Premium Tax Charges

Surrender Provisions	Pages 12-14
Surrender
Rules for Surrender
Surrender Value
Investment Base
Surrender Charge
Waiver of Surrender Charges
Waiver of Surrender Charges upon Hospital or Nursing Home Confinement
Waiver of Surrender Charges upon Terminal Illness Diagnosis

Annuity Provisions	Pages 14-15
Annuity Payments
Change of Annuitization Start Date
Annuity Payment Plans
Plan Selection

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Definitions

The following words are used often in this contract. When We use these words, this is what We mean:

Annual Fee

A declared fee applicable for each year of a Segment for certain Crediting Methods. Initial Annual Fees for Your Initial Indexed Account Elections are shown under Contract Data.

Annuitant

The person or persons on whose life periodic Annuity Payments depend. If there are joint Annuitants prior to the Annuitization Start Date, the term Annuitant in this contract is replaced in all instances with the term Annuitants.

Annuitization Start Date

The date on which Annuity Payments begin as described in the Annuity Payments provision. This date is either as shown under Contract Data or the date as changed as described in the Change of Annuitization Start Date provision. You will be notified prior to the scheduled Annuitization Start Date.

Annuity Payments

Periodic payments We make to You, or other named recipient(s), beginning on the Annuitization Start Date.

Attained Age

The number of whole years since birth, which is the same as the age as of a person’s latest birthday, unless born on February 29.

Buffer

A protection option that reduces the negative Index rate of return (if any) for certain Crediting Methods. The Buffer percentage for each applicable Indexed Account is shown under Contract Data and will not change.

Business Day

Any day, Monday through Friday, on which the New York Stock Exchange is open.

Cap

A declared maximum rate of return for a Segment. Initial Caps for Your Initial Indexed Account Elections are shown under Contract Data.

Code

The Internal Revenue Code of 1986, as amended.

Contingent Annuitant

If the Annuitant is not an Owner, the person who becomes the Annuitant if the Annuitant dies prior to the Annuitization Start Date.

Contract Anniversary

The same Day and month as the Contract Date each year that the contract remains in force.

Contract Date

The effective date of the contract from which Contract Anniversaries and contract years are determined. Your Contract Date is shown under Contract Data.

Contract Value

The sum of the values in the Fixed Account, the Interim Account and the Indexed Account(s).

Crediting Method

A method used to determine the rate of return for a Segment.

Day

A calendar day, unless specified otherwise.

Fixed Account

An option available to which You may allocate the initial purchase payment and Contract Value, subject to the limits in the Allocation of Purchase Payments and Transfer of Contract Value provisions. Amounts allocated to the Fixed Account earn a declared rate of interest.

Floor

A protection option that limits the negative Index rate of return (if any) for certain Crediting Methods. The Floor percentage for each applicable Indexed Account is shown under Contract Data and will not change.

Index

A published index used to determine the rate of return for each Segment. For purposes of this contract, an Exchange Traded Fund (ETF) is considered an Index.

Index Value

The published closing value of a particular Index for any Business Day. For the Indexed Accounts, if the Index provider did not publish an Index Value on a Business Day, We will use the Index Value on the next Business Day. We will not use the Index Value from a non-Business Day, even if the Index provider publishes a value on that Day.

Indexed Account

An option available to which You may allocate the initial purchase payment and Contract Value, subject to the limits in the Transfer of Contract Value provision. Each Indexed Account includes an Index, Crediting Method, duration, and a Buffer or a Floor. The Initial Indexed Account Options available as of the Contract Date are shown under Contract Data.

Interim Account

Used to hold additional purchase payments. Amounts applied to the Interim Account earn a declared rate of interest.

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Investment Base

Used to determine the value for each Segment and is equal to the amount allocated to the Segment, adjusted for partial surrenders. The Investment Base is separate from Your Contract Value and cannot be withdrawn in a lump sum or annuitized and is not payable as a death benefit.

Nonqualified Contract

A contract used primarily for retirement purposes that is not intended to qualify as a Tax Qualified Contract.

Owner, You, Your

“Owner,” “You” or “Your” refer to the Owner or Owners of this contract. Any contract provisions based on the age of the Owner will be based on the age of the oldest Owner. Any ownership change, including continuation of the contract by Your spouse under the Spouse’s Option to Continue Contract provision, redefines “Owner,” “You” and “Your” as the new Owner.

Segment

A Segment is created each time an amount is allocated to an Indexed Account. Each Segment starts on the Contract Date or on a Contract Anniversary.

Segment Maturity Date

The date a Segment ends. This is the Contract Anniversary date either (1) after the specified number of years in a Segment following the start date or (2) as changed under the Elective Lock provision.

Tax Qualified Contract

A contract that is intended to qualify as part of a tax-advantaged retirement plan such as individual retirement annuities, tax-sheltered annuities or other tax-advantaged retirement plans.

Upside Participation Rate

A declared percentage that may adjust the rate of return. Initial Upside Participation Rates for Your Initial Indexed Account Elections are shown under Contract Data.

We, Us, Our

Any reference to “We,” “Us” or “Our” means RiverSource Life Insurance Company.

Written Request

A request in writing on a form acceptable to Us, signed by You and delivered to Us at Our service center. We may allow requests by other methods agreed to by Us.

General Provisions

Entire Contract

This contract form and any attached endorsements or riders are the entire contract between You and Us.

No one except one of Our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of Our rights or requirements under this contract. That person must do so in writing. None of Our other representatives or other persons has the authority to change or waive any of Our rights or requirements under this contract.

Annuity Tax Qualification

This contract is intended to qualify as an annuity contract under Section 72 and other relevant sections of the Code for Federal income tax purposes. To that end, the provisions of this contract are to be interpreted to ensure or maintain such tax qualification, despite any other provisions to the contrary. We reserve the right to unilaterally amend this contract to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification, subject to any necessary regulatory approval. We will send You a copy of any such amendments.

Contract Modification

This contract may be modified at any time by written agreement between You and Us. The modification must be signed by one of Our corporate officers (President, Vice President, Secretary or Assistant Secretary).

Incontestability

This contract is incontestable from its Contract Date.

Benefits Based on Incorrect Data

If benefit amounts are determined by incorrect information regarding a person’s birth date or sex (unless determined on a unisex basis), payments described in this contract will be adjusted. They will be based on what would have been provided using the correct birth date and/or correct sex (unless determined on a unisex basis). Any underpayments made by Us will be made up promptly without interest. We reserve the right to recover from You or Your estate any amounts overpaid. If there are any future payments under this contract, overpayments made by Us will be subtracted, without interest, and/or as otherwise legally permissible.

State Laws

This contract is governed by the law of the state in which it is issued for delivery. The values and benefits of this contract are at least equal to those required by such state. Any Annuity Payments, surrender value or death benefit available under the contract are not less than the minimum benefits required by law of the state in which the contract is issued for delivery.

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Reports to Owner

At least once a year prior to the Annuitization Start Date We will send You, without charge, a statement showing the following:

1.	the Contract Value as of the beginning and ending dates of the period; and

2.	the surrender value; and

3.	amounts credited or debited during the period, identified by type; and

4.	the amount of the death benefit at the end of the period.

This information will be as of a date not more than two months prior to the date of the mailing. This statement will also show any other information required under state or federal law.

We will also send You, without charge, notice of current or other values upon Your request.

Evidence of Survival

Where any payments under this contract depend on the recipient or Annuitant being alive on a certain date, We may require proof satisfactory to Us that such condition has been met. Such proof may be required prior to making the payments.

Protection of Proceeds

Payments under this contract are not assignable by any beneficiary prior to the time they are due. To the extent allowed by law, payments are not subject to the claims of creditors or to legal process.

Termination of the Contract

The contract will be terminated under the following conditions:

1.	After You take a full surrender.

2.	After the death benefit is paid.

3.	After the reduction of the Contract Value to zero.

Separate Account

The portion of Your purchase payment that is not allocated to the Fixed Account or Interim Account is invested in a separate account. We have exclusive and absolute ownership and control of the assets of the separate account. It is a non-unitized separate account established by Us under Minnesota law. You do not share in the investment performance of assets allocated to the separate account. All investment income, gains and losses, whether or not realized, from assets allocated to the separate account are borne by Us. The obligations under the contract are independent of the investment performance of the separate account and are the obligations of Us.

We will maintain in the separate account assets with an aggregate value at least equal to contract reserves. If the aggregate value of such assets should fall below such amount, We will transfer assets into the separate account so that the value of the separate account’s assets is at least equal to such amount. Assets supporting reserves for Annuity Payments will not be maintained in the separate account.

Ownership, Annuitant and Beneficiary

Owner Rights

Unless otherwise stated in this contract, You may exercise all rights and privileges provided in this contract or allowed by Us.

If two Owners jointly own this contract, each Owner may independently exercise transfers among the various account options, subject to the limits in the Transfer of Contract Value provision. Unless agreed to by Us, all other terms, conditions, rights and requirements that apply to an Owner under this contract shall apply jointly to each Owner named.

Non-Natural Person and Revocable Trust Ownership

The Owner may be a non-natural person (e.g. irrevocable trust or corporation) or a revocable trust if We agree. If the Owner or any joint Owner is a non-natural person or a revocable trust, the Annuitant will be deemed to be the Owner for any provision or benefit using the age or life of the Owner. Any provisions based on age will be based on the age of the oldest Annuitant. These include Payments to Beneficiaries, Purchase Payments and Surrender provisions. If the Owner or any joint Owner is a non-natural person or revocable trust, the Annuitant may not be changed and a Contingent Annuitant may not be named.

Change of Ownership

You may change the ownership of this contract by Written Request or other method agreed to by Us. Unless You specify otherwise, the change of ownership shall be effective on the date it is signed, subject to any action taken or payment made by Us before We receive the notice at Our service center.

A change of ownership may result in tax consequences.

See any attached tax qualified endorsement for ownership change limitations.

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Beneficiary

Except as otherwise provided in the contract, beneficiaries are those You designate to receive the death benefit of this contract if You die while this contract is in force. We will not be bound by any such designation unless made by Written Request or other method agreed to by Us and recorded by Us.

For joint spousal ownership with right of survivorship, the surviving spouse is deemed the sole beneficiary superseding any other beneficiary designation. This permits the surviving spouse to use the Spouse’s Option to Continue Contract provision in the Payments to Beneficiaries section of the contract. The deemed surviving spouse sole beneficiary designation may only be overridden if specifically requested in writing and signed by both joint spousal Owners.

Only those beneficiaries who are living as of the date of death may share in the benefits, if any. Benefits will be paid to all primary beneficiaries surviving You, in accordance with Your last beneficiary designation on file. If none survive, proceeds will be paid to all surviving contingent beneficiaries. If there is no valid beneficiary designation or if no beneficiary survives, We will pay the benefits as follows:

•	if there are joint Owners, We will pay the surviving Owner(s), otherwise;

•	if the Owner is a non-natural person or revocable trust, We will pay the Owner, otherwise;

•	to Your spouse, if living;

•	if no spouse is living, to Your lawful children per stirpes;

•	if You have no spouse or direct descendants, to Your parents equally or the survivor, if living, otherwise;

•	to Your estate.

Change of Beneficiary

By Owner

You may change the beneficiary at any time by Written Request or other method agreed to by Us and recorded by Us. Unless You specify otherwise, the change of beneficiary shall be effective on the date it is signed, subject to any action taken or payment made by Us before We receive the notice at Our service center.

By Beneficiary

If the death benefit under this contract becomes payable to a beneficiary (recipient) under an Annuity Payment plan, that recipient shall have the right to name, or later change, their own beneficiary by Written Request or other method agreed to by Us and recorded by Us. If there is no valid beneficiary designation or if no beneficiary survives the recipient, We will pay any benefits due under the

Annuity Payment plan following the death of the original beneficiary as follows:

•	to the recipient’s spouse, if living;

•	if no spouse is living, to the recipient’s lawful children per stirpes;

•	if the recipient has no spouse or direct descendants, to the recipient’s parents equally or the survivor, if living, otherwise;

•	to the recipient’s estate.

Change of Annuitant or Contingent Annuitant

If:

1.	this is a Nonqualified Contract, and

2.	You are a natural person, and

3.	the Owner is not a revocable trust, and

4.	it is prior to the Annuitization Start Date;

then You may change the Annuitant or Contingent Annuitant by Written Request or other method agreed to by Us. Unless You specify otherwise, the change of Annuitant or Contingent Annuitant shall be effective on the date it is signed, subject to any action taken or payment made by Us before We receive the notice at Our service center.

In addition, if the Annuitant is not an Owner and the Annuitant dies before the Annuitization Start Date, the Owner becomes the Annuitant unless a Contingent Annuitant has been previously selected. The contract continues in force, and no death benefit is payable.

If the Annuitant is an Owner and the Annuitant dies before the Annuitization Start Date, the death benefit is payable.

Pre-election of an Annuity Payment Plan

If this is a Nonqualified Contract, You may elect how the death benefit described in this contract is to be paid in the event of Your death before the Annuitization Start Date. You must make the election by Written Request or other method agreed to by Us. In this event the death benefit shall be payable as so elected by You, rather than as requested by the beneficiary. If for any reason such election does not satisfy Section 72 of the Code or related distribution requirements, the election will be void and the beneficiary will then be permitted to elect payment pursuant to the provisions of the contract. This provision is available for Tax Qualified Contracts if agreed to by Us.

Assignment

If this is a Nonqualified Contract, You can assign this contract or any interest in it. Your interest and the interest of any beneficiary are subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an Owner as these terms are used in this contract.

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A copy of any assignment must be submitted to Us at Our service center. Unless You specify otherwise, an assignment shall be effective on the date it is signed, subject to any action taken or payment made by Us before We receive the assignment at Our service center. We are not responsible for the validity or effect, tax or otherwise, of any assignment.

Payments to Beneficiaries

Death Benefit Before the Annuitization Start Date

A death benefit is payable to the beneficiary if You die before the Annuitization Start Date and the Contract Value is greater than zero.

If the annuity is jointly owned by non-spousal Owners, the death benefit will be paid to the beneficiary at the first death of a joint Owner.

If the annuity is jointly owned by spousal Owners, see the Spouse’s Option to Continue Contract provision.

Death Benefit Payable Before the Annuitization Start Date

If You are the Return of Purchase Payment (ROPP) Age shown under Contract Data or younger on the later of (1) the Contract Date or (2) the date of the most recent “covered life change,” (if applicable), and if You die prior to the Annuitization Start Date with a Contract Value greater than zero; We will pay the beneficiary the greater of the following amounts:

1.	the Contract Value; or

2.	the Return of Purchase Payment Value.

If You are older than the Return of Purchase Payment (ROPP) Age shown under Contract Data on the later of (1) the Contract Date or (2) the date of the most recent “covered life change” (if applicable), and if You die prior to the Annuitization Start Date with a Contract Value greater than zero; We will pay the beneficiary the Contract Value.

Covered Life Change Definition

A “covered life change” is either A) continuation of the contract by a spouse under the Spouse’s Option to Continue Contract provision or B) an ownership change where any Owner after the ownership change was not an Owner prior to the change.

Return of Purchase Payment (ROPP) Value

On the Contract Date the ROPP value is established as the total purchase payments made to the contract.

Adjustments are made to the ROPP value in the following circumstances:

1.	Additional purchase payments will be added to the ROPP value.

2.	Partial surrenders will result in “adjustments for partial surrenders” subtracted from the ROPP value.

3.

After a “covered life change” for a spouse who continues the contract, the ROPP value is reset to the Contract Value on the date of continuation after any increases to the Contract Value due to the death benefit that would otherwise have been paid.

4.

After a “covered life change” other than for a spouse who continues the contract, if the prior Owner was eligible for the ROPP, the ROPP value is reset on the Business Day We receive Your Written Request for the “covered life change” to the lesser of A or B where:

A	=	the Contract Value on that date, and

B	=	the ROPP value on that date (but prior to the reset).

If the prior Owner was not eligible for the ROPP, the ROPP value is reset on the Business Day We receive Your Written Request for the “covered life change” to the Contract Value on that date.

Adjustments for Partial Surrenders Definition

“Adjustments for partial surrenders” are calculated for each partial surrender using the following formula:

a x b    where:

c

a	=	the amount Your Contract Value is reduced by the partial surrender

b	=	the ROPP value on the date of (but prior to) the partial surrender

c	=	the Contract Value on the date of (but prior to) the partial surrender

Payment Options

Any amounts payable or applied by Us as described in this section will be paid upon Our receipt of due proof of death. This includes all documents needed to complete a beneficiary’s claim including:

1.	information sufficient to determine Our liability and the appropriate payee(s) legally entitled to the proceeds; and

2.	if proceeds depend on the action of parties other than Us, the date that legal impediments to payment are resolved and sufficient evidence is provided to Us.

The death benefit proceeds for each beneficiary will be payable in a lump sum on the date We receive due proof of death from that beneficiary. The beneficiary may elect to receive payment anytime within five years after the date of death. In any event, the entire death benefit will be distributed within five years of the date of death except where spousal continuation of the contract is elected or a beneficiary elects an Annuity Payment plan.

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In lieu of a lump sum, payments may be made under an Annuity Payment plan, provided:

1.	the beneficiary elects the plan at the time We receive due proof of death; and

2.	the plan provides payments over a period which does not exceed the life of the beneficiary or over a period not extending beyond the life expectancy of the beneficiary; and

3.	payments begin no later than one year after the date of death.

If the beneficiary elects an Annuity Payment plan, such beneficiary shall be the Annuitant for purposes of a lifetime payment plan.

Spouse’s Option to Continue Contract

If You die before the Annuitization Start Date and Your spouse is the sole primary beneficiary or a joint Owner, Your spouse may accept payment of the death benefit under options previously described or keep the contract in force as Owner. If the Owner was also the Annuitant, the spouse becomes the Annuitant as well.

Election by the spouse to continue the contract must be made by Written Request, or other method agreed to by Us, at the time We receive due proof of death. The spouse may make additional purchase payments to the contract, subject to the limits in the Purchase Payments provision. No surrender charge will apply after the spouse has elected to continue the contract. As the new Owner, the spouse must name a new beneficiary.

Definition of spouse

When We refer to a ”spouse” in this contract, We mean for state law purposes Your spouse, civil union partner, domestic partner or an individual accorded marital rights as a “spouse” under state law. For federal income tax purposes, including the right to continue this contract as sole Owner upon the original Owner’s death and the manner in which distributions may be taxed, the term “spouse” is limited to a couple whose marriage is formalized under state law.

When We issue this contract, We rely on representations You make regarding Your marital status and We will administer Your contract in reliance on the representations You make. If We determine the marital status representation You make is incorrect, the way We administer this contract may be adjusted accordingly. If You have questions as to Your relationship status and how it may impact this contract or its tax treatment, please consult Your tax or legal advisor.

Death Benefit After the Annuitization Start Date

The amount payable, if any, will depend on the Annuity Payment plan then in effect.

Death of the Owner

If the Owner is the Annuitant and dies after the Annuitization Start Date, payments cease for lifetime only payment plans. Payments continue to the Owner’s beneficiaries for the remainder of any guaranteed period or for the lifetime of a surviving joint Annuitant, if any.

If the Owner is not the Annuitant and dies after the Annuitization Start Date, payments continue to the surviving Owner, if any, or the beneficiaries according to the payment plan in effect.

Death of the Annuitant

If the Owner is not the Annuitant and the Annuitant dies after the Annuitization Start Date, payments cease for lifetime payment plans. Payments continue to the Owner for the remainder of any guaranteed period or for the lifetime of a surviving joint Annuitant, if any.

Death of the Beneficiary

If a beneficiary elects an Annuity Payment plan as provided under the Payment Options provision and dies after payments begin, payments continue to beneficiaries named by the deceased beneficiary as provided under the Change of Beneficiary provision for the remainder of any guaranteed period.

In any event, amounts remaining payable must be paid at least as rapidly as payments were being made at the time of such death.

Purchase Payments

Purchase payments are the payments You make for this contract and the benefits it provides. Purchase payments must be paid or mailed to Us at Our service center or to an authorized agent. Your Initial Purchase Payment is shown under Contract Data.

Additional Purchase Payments

Additional purchase payments are allowed as shown under the Maximum Purchase Payments per Contract Year under Contract Data. The maximum amount allowed each contract year is based on Your Attained Age at the time of payment, subject to the Maximum Total Purchase Payments per Owner shown under Contract Data, unless We allow otherwise on a non-discriminatory basis.

In determining whether You have reached the maximum amount allowed under the Maximum Total Purchase Payments per Owner, We include payments made to all deferred annuity contracts We have issued where You are an Owner. We reserve the right to increase the maximums.

Additional purchase payments You make must be at least the Minimum Additional Purchase Payment shown under Contract Data.

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Allocation of Purchase Payments

Your Initial Election Percentages as of the Contract Date are shown under Contract Data. The initial purchase payment will be allocated based on Your initial elections as of the Contract Date. The percentage of the initial purchase payment which may be allocated to the Fixed Account is shown under Contract Data. Additional purchase payments will be applied to the Interim Account as of the date We receive the purchase payment.

Contract Value

The Contract Value at any time is the sum of:

1.	the value in the Fixed Account; and

2.	the value in the Interim Account; and

3.	the value in the Indexed Account(s).

Fixed Account Value

The value in the Fixed Account at any time will be the total of:

1.	the amount of the initial purchase payment allocated to the Fixed Account; plus

2.	any amounts transferred to the Fixed Account; plus

3.	interest credited; less

4.	any amounts transferred from the Fixed Account; less

5.	any amounts deducted from the Fixed Account for surrenders.

Interim Account Value

The value in the Interim Account at any time will be the total of:

1.	any additional purchase payments; plus

2.	interest credited; plus

3.	any amounts added to the Interim Account after a “covered life change” for a spouse who continues the contract; less

4.	any amounts transferred from the Interim Account; less

5.	any amounts deducted from the Interim Account for surrenders.

Interest on the Fixed and Interim Accounts

We credit interest to the Fixed and Interim Accounts daily. Interest rates We quote are effective annual interest rates which is the rate that results after interest has been credited and compounded daily for a full year. Interest will begin to accrue at Our current crediting rate on the date each purchase payment is applied to the Fixed and Interim Accounts and on the date any Contract Value is transferred to the Fixed Account.

Indexed Account(s) Value

The value in an Indexed Account will be the sum of the value in each Segment for that Indexed Account.

An Indexed Account may have multiple open Segments with different start dates if the duration of a Segment is more than one year. You may not request a transfer to an open Segment. Allocation to an Indexed Account will open a new Segment.

Segment value on the Segment start date

On the Segment start date the Investment Base and the Segment value are both equal to the amount allocated to the Segment.

Segment value after the Segment start date and before the Segment Maturity Date

The value in each Segment will be based on the Investment Base and a proxy value for a portfolio of assets that provides the Segment value on the Segment Maturity Date. The proxy value is determined solely by Us daily and is based on 1) a set of hypothetical derivatives reflecting the features of the Crediting Method and valued using an option pricing formula including transaction costs, 2) hypothetical fixed assets, and 3) an Annual Fee, if applicable.

For Segments with the Annual Lock with a Buffer Crediting Method and a declared Cap, the proxy value will be limited based on the cumulative annual lock return as of the last Contract Anniversary, if any, and the Cap prorated for the number of Days since the last Contract Anniversary. For other Segments with a declared Cap, the proxy value will be limited based on the Cap prorated for the number of Days since the Segment start date.

If You request an elective lock, the Segment value will not change for the remainder of the Segment, unless a surrender is taken from the Segment.

Segment value on the Segment Maturity Date

The value in each Segment on the Segment Maturity Date equals the Investment Base multiplied by the Segment rate of return, unless You previously requested an elective lock for that Segment.

Crediting Methods

The Crediting Method of an Indexed Account determines the rate of return for the Segment as described below. All Crediting Methods may not be available at all times.

Point-to-Point with a Floor

The Index rate of return is calculated as follows:

(A/B) – 1 where:

A = the Index Value on the Segment Maturity Date

B = the Index Value on the Segment start date

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If the Index rate of return is positive or zero, the rate of return for the Segment will be the lesser of the following:

1.	the Cap (if applicable) for the Segment; or

2.	the Index rate of return multiplied by the Upside Participation Rate for the Segment.

If the Index rate of return is negative, the rate of return for the Segment will be the greater of the following:

1.	the Floor for the Segment; or

2.	the Index rate of return.

Point-to-Point with a Buffer

The Index rate of return is calculated as follows:

(A/B) – 1 where:

A = the Index Value on the Segment Maturity Date

B = the Index Value on the Segment start date

If the Index rate of return is positive or zero, the rate of return for the Segment will be the lesser of the following:

1.	the Cap (if applicable) for the Segment; or

2.	the Index rate of return multiplied by the Upside Participation Rate for the Segment.

If the Index rate of return is negative and between zero and the Buffer, the rate of return for the Segment will equal zero.

If the Index rate of return is negative and is more negative than the Buffer, the rate of return for the Segment will equal the Index rate of return plus the absolute value of the Buffer.

Point-to-Point with an Annual Fee and Buffer

The Index rate of return is calculated as follows:

(A/B) – 1 where:

A = the Index Value on the Segment Maturity Date

B = the Index Value on the Segment start date

Definition of “total fee”

The “total fee” equals the Annual Fee multiplied by the number of years in the Segment.

If the Index rate of return is positive or zero, the rate of return for the Segment will be the lesser of the following:

1.	the Cap for the Segment minus the “total fee”; or

2.	the Index rate of return multiplied by the Upside Participation Rate for the Segment, minus the “total fee”.

If the Segment does not have a Cap, number 1 above does not apply.

If the Index rate of return is negative and between zero and the Buffer, the rate of return for the Segment will equal zero minus the “total fee”.

If the Index rate of return is negative and is more negative than the Buffer, the rate of return for the Segment will equal the Index rate of return, plus the absolute value of the Buffer, minus the “total fee”.

Annual Lock with a Buffer

On each Contract Anniversary during the Segment and on the Segment Maturity Date, the Index rate of return is calculated as follows:

(A/B) – 1 where:

A = the Index Value on that Contract Anniversary

B = the Index Value on the prior Contract Anniversary (use the Index Value on the Contract Date for the first contract year)

If the Index rate of return is positive or zero, the annual lock return for the year will be the lesser of the following:

1.	the Cap (if applicable) for the Segment; or

2.	the Index rate of return.

If the Index rate of return is negative and between zero and the Buffer, the annual lock return for the year is zero.

If the Index rate of return is negative and is more negative than the Buffer, the annual lock return for the year will equal the Index rate of return plus the absolute value of the Buffer.

The rate of return for the Segment is a cumulative rate based on the annual lock return for each year of the Segment.

The Upside Participation Rate for this Crediting Method is 100% and will not change.

Renewal Interest Rates, Caps, Upside Participation Rates and Annual Fees

On each Contract Anniversary We declare renewal:

1.	interest rates for the Fixed and Interim Accounts; and

2.	Caps, Upside Participation Rates and Annual Fees for each Indexed Account, if applicable.

Caps, Upside Participation Rates and Annual Fees for each Segment are guaranteed through the Segment Maturity Date.

The renewal interest rates, Caps, Upside Participation Rates and Annual Fees are determined by Us and at Our discretion. They may be based on various factors including, but not limited to, the interest rate environment, returns earned on investments backing these annuities, product design, competition, the company’s revenues and expenses, cost of hedging, and the interest rates, Caps, Upside Participation Rates and Annual Fees currently in effect for new and existing annuity contracts issued by Us.

115461	Page 10	(12/19)

The interest rates for the Fixed and Interim Accounts will not be less than the Guaranteed Minimum Interest Rate shown under Contract Data. Caps and Upside Participation Rates will not be less than the Minimum Caps and Minimum Upside Participation Rates, respectively, and Annual Fees will not exceed the Maximum Annual Fees, as shown under Contract Data for the Initial Indexed Account Options.

Addition, Removal or Substitution of an Indexed Account(s)

We reserve the right to add, remove or substitute an Indexed Account at any time and in Our sole discretion. We will notify You of any changes, or limitations, to the available Indexed Accounts.

Discontinuation of or Substantial Change to an Index

If an Index is discontinued, or if We determine at Our sole discretion that Our use of the Index should be discontinued, or if the Index calculation or methodology substantially changes, We will substitute an alternative Index and notify You before the substitution. If an Index is discontinued or otherwise becomes unavailable to Us and no reasonable alternative is then available for substitution of such Index, We will end the Segment and the value will not change until the next Contract Anniversary when You may request a transfer.

Transfer of Contract Value

You may request a transfer once each contract year during the Transfer Window shown under Contract Data. You may transfer any Contract Value in the Fixed Account, Interim Account, and any Segments that mature on the next Contract Anniversary to the Fixed Account (if available) and any available Indexed Accounts. You may not request a transfer to the Interim Account. You may not transfer Contract Value to the Fixed Account if it would exceed the percentage limit shown under Contract Data. We reserve the right to change this percentage at any time and in Our sole discretion on a non-discriminatory basis with notification.

Transfers requested during the transfer window will be effective as of the next Contract Anniversary. If the last Day of the transfer window is not a Business Day, the transfer instructions must be completed by the prior Business Day. You may request a transfer by Written Request or other method agreed to by Us.

We reserve the right to limit any transfers to an Indexed Account that would have a Segment Maturity Date after the Annuitization Start Date.

We also reserve the right to limit in Our sole discretion how the Contract Value can be allocated among the Fixed and available Indexed Accounts.

On the Contract Anniversary

1.	The Contract Value will be transferred according to instructions received during the transfer window as described above.

2.

If no transfer instructions are received and You have elected auto rebalancing, We will make automatic transfers using Your current election instructions and according to any procedures that are currently in effect. Your initial Fixed and Indexed Account elections are shown under Contract Data. You may change Your election instructions at any time. We reserve the right to cancel auto rebalancing at any time, for any reason.

3.	If 1 and 2 do not apply, the following will automatically occur:

a.	any Contract Value in the Interim Account will be transferred to the Fixed Account (if available). If the Fixed Account is not available, the Contract Value will remain in the Interim Account, and

b.

any Contract Value in a Segment that is maturing will renew into a new Segment for the same Indexed Account. If the Indexed Account is no longer available, the Contract Value in that Segment will automatically transfer to an allocation option We declare, unless otherwise directed by You.

Elective Lock

At any time during a Segment, You may request an elective lock of the Segment value as of the Business Day We receive Your request.

The value will not change for the remainder of the Segment, unless a surrender is taken from the Segment. The Segment Maturity Date will be changed to the next Contract Anniversary date if the original Segment Maturity Date was a later Contract Anniversary date. No Segment rate of return is calculated and applied on the Segment Maturity Date as described in the Segment Value On The Segment Maturity Date provision.

Premium Tax Charges

We reserve the right to assess a charge against the Contract Value of this contract for any premium tax assessed to Us by a federal, state or local government. This charge could be deducted when You make purchase payments, or take a full surrender of the Contract Value or on the Annuitization Start Date.

115461	Page 11	(12/19)

Surrender Provisions

Surrender

By Written Request or other method agreed to by Us and subject to the rules below You may:

1.	surrender this contract for the full surrender value; or

2.	surrender part of this contract for a partial surrender.

Rules for Surrender

All surrenders will have the following conditions.

1.	You must send Us Your Written Request or other method agreed to by Us:

a.	while this contract is in force; and

b.	while all Owners are living; and

c.	prior to the Annuitization Start Date.

2.	Unless We agree otherwise, a surrender amount must be at least $250. The Contract Value after a partial surrender must be at least $500.

3.

Your surrender will normally be paid to You within seven Days of the receipt of Your Written Request and the return of this contract, if required. Following any required regulatory approval, We have the right to defer payment for up to six months from the date We receive Your request. In such circumstance, the delay will be made in accordance with the requirements of the state in which the contract is issued for delivery.

4.

For a partial surrender, unless You request otherwise, the surrender will be deducted from the Interim Account first. If needed, any remaining amount will be deducted from the Fixed Account and then pro-rata from all Indexed Accounts. You may specify the partial surrender is to be deducted from the Fixed and/or Indexed Account(s). If an Indexed Account has multiple open Segments, the specified surrender will be deducted pro-rata from all open Segments for that Indexed Account.

5.	If You die following a surrender request, payment will be made to Your estate.

6.	Any amount surrendered is irrevocable.

Upon surrender for the full surrender value this contract will terminate.

Surrender Value

The full surrender value at any time will be the Contract Value immediately prior to the surrender less any surrender charge.

For a partial surrender, the amount paid to You will equal the amount withdrawn from the Contract Value, less any surrender charge.

Investment Base

For each Segment that is reduced by a partial surrender, the Investment Base for that Segment will be reduced by:

a x b    where:

    c

a	=	the amount of the partial surrender deducted from the Segment

b	=	the Investment Base for the Segment on the date of (but prior to) the surrender

c	=	the value in the Segment on the date of (but prior to) the surrender

Surrender Charge

A surrender charge may apply in the event You surrender part of or all of Your Contract Value during the surrender charge period. The Schedule of Surrender Charges for Your contract, including the duration of the surrender charge period and the surrender charge percentage applicable to each contract year, is shown under Contract Data. Refer to Waiver of Surrender Charges for situations when surrender charges are not deducted.

The surrender charge amount is determined by multiplying purchase payments surrendered which could be subject to a surrender charge by the applicable surrender charge percentage.

The amount that represents purchase payments surrendered is calculated using a prorated formula based on the percentage of Your Contract Value being surrendered. As a result, the amount that represents purchase payments surrendered may be greater than Your Contract Value surrendered. We determine the amount that represents purchase payments surrendered (PPS), purchase payments not subject to a surrender charge (PPF), and purchase payments which could be subject to a surrender charge (PPSC) by the following formula:

PPS	=	PPSC + PPF

PPSC	=	( PS - FA CV - FA )	X (PP - PPF)

PPF	=	FA - “contract earnings”, but not less than zero

PP	=	Purchase payments not previously surrendered (total purchase payments – PPS)

PS	=	Amount the Contract Value is reduced by the surrender

FA	=	the “total free amount”

CV	=	Contract Value prior to the surrender

Definition of “contract earnings”

With respect to these surrender provisions, “contract earnings” is defined as the Contract Value, less purchase payments not previously surrendered, but not less than zero.

115461	Page 12	(12/19)

With respect to these surrender provisions, “contract earnings” are surrendered first followed by purchase payments.

Definition of “total free amount”

The “total free amount” is the amount You are allowed to surrender each contract year without incurring a surrender charge. The “total free amount” calculation is described below and is recalculated on each Contract Anniversary during the surrender charge period. Any unused portion does not carry over to future contract years.

During the first contract year the “total free amount” is the greater of:

a.	“contract earnings”, or

b.

the Free Amount Percentage shown under Contract Data multiplied by all purchase payments applied prior to Your surrender request, less any amounts surrendered prior to Your surrender request that represent the “total free amount”.

After the first contract year, the “total free amount” is the greater of:

a.	“contract earnings”, or

b.	the Free Amount Percentage shown under Contract Data multiplied by Your prior Contract Anniversary Contract Value, less any prior surrenders taken in the current contract year.

Waiver of Surrender Charges

Surrender charges are waived for all of the following:

1.	In each contract year during the surrender charge period, the “total free amount” as defined in the Surrender Charge provision; or

2.	death benefit payments made in the event of Your death; or

3.	after Your spouse has elected to continue the contract; or

4.	amounts applied to an Annuity Payment plan; or

5.

for Tax Qualified Contracts other than Inherited IRAs, amounts surrendered to meet applicable required minimum distributions under the Code to the extent they exceed amounts waived under number one of this provision (amounts surrendered under this waiver provision are limited to applicable required minimum distributions for this contract only and to one time per contract year unless We agree otherwise). For Inherited IRAs, this waiver provision only applies to lifetime required minimum distributions (and not a 5-year distribution); or

6.	exercise of the Waiver of Surrender Charges upon Hospital or Nursing Home Confinement provision described below; or
7.	exercise of the Waiver of Surrender Charges upon Terminal Illness Diagnosis provision described below.

Termination of the contract will not affect any applicable waiver of surrender charge while the contract was in force.

Surrender proceeds will not be disbursed until We notify You of any denial of Your request for waiver of surrender charges and give You the opportunity to accept or reject surrender proceeds.

Waiver of Surrender Charges upon Hospital or Nursing Home Confinement

If You are the Hospitalization/Nursing Home Waiver Age shown under Contract Data or younger on the Contract Date, surrender charges will be waived providing the following requirements are met:

1.	The amount surrendered is paid directly to You; and

2.	We receive satisfactory written proof as described below that You are confined in a nursing home or hospital; and

3.	such confinement has lasted for 60 straight Days or began within 30 Days following a 60 Day confinement; and

4.	such confinement began after the Contract Date of this contract; and

5.

We receive Your surrender request and written proof of confinement within 91 Days after the release from the hospital or nursing home. If it is not reasonably possible to provide proof within such time, in the absence of legal capacity We must receive it as soon as possible and no later than one year after the 91 Day period has expired.

To qualify, a letter of proof must:

1.	Be signed by Your licensed physician of the hospital or nursing home administrator; and

2.	be on appropriate medical letterhead; and

3.	specify the confinement dates; and

4.	if hospital confinement, specify hospital name, address and that it is operated pursuant to state and federal law; or

5.	if nursing home confinement, specify nursing home name, address and that it meets the following definition of a nursing home.

Definition of nursing home

To qualify, the nursing home must be a facility or distinctly separate part of a hospital or other institution which is licensed by the appropriate licensing agency to engage primarily in providing nursing care and related services to inpatients; and:

1.

provide 24 hour a Day nursing service under a planned program of policies and procedures which was developed with the advice of, and is periodically reviewed and executed by, a professional group of at least one doctor and one nurse; and

115461	Page 13	(12/19)

2.	have a doctor on duty or on call at all times to furnish medical care in case of emergency; and

3.	have at least one nurse who is employed there full time (or at least 24 hours per week if the facility has less than 10 beds); and

4.	have a nurse on duty or on call at all times; and

5.	maintain clinical records for all patients; and

6.	have appropriate methods and procedures for handling and administering drugs and biologicals.

If an institution or facility has multiple licenses or purposes, a portion, ward, wing or unit thereof will qualify as a nursing home only if it meets all of the above criteria, is authorized by license to provide nursing care to inpatients, and is engaged principally in providing such nursing care in accordance with that license.

Definition of doctor

A doctor is a physician, as defined in Section 1861(r)(1) of the Federal Social Security Act, acting within the scope of his or her license in the state of licensure.

Definition of nurse

A nurse is a registered professional nurse, acting within the scope of his or her license in the state of licensure.

Waiver of Surrender Charges upon Terminal Illness Diagnosis

If You are the Terminal Illness Waiver Age shown under Contract Data or younger on the Contract Date, surrender charges will be waived providing the following requirements are met:

1.	The amount surrendered is paid directly to You; and

2.	You are diagnosed with a medical condition that with reasonable medical certainty will result in death within 12 months or less from the date of the diagnosis; and

3.	such diagnosis occurred on or after the first Contract Anniversary; and

4.	We receive Your surrender request and satisfactory written proof as described below. We must also receive Your surrender request before a death benefit is payable.

To qualify, the letter of proof must:

1.	be signed by Your physician who is legally qualified and licensed to practice medicine in his/her state of residence and is operating within the scope of that license; and

2.	be on appropriate medical letterhead; and

3.	specify the terminal illness, the expected date of death and the date the terminal illness was initially diagnosed.

Annuity Provisions

Annuity Payments

Annuity Payments will start on the scheduled Annuitization Start Date, shown under Contract Data. You can change this date as provided below. If You want to start Annuity Payments before the scheduled Annuitization Start Date, You can request Annuity Payments to start at any time with 30 Days notice.

The amount applied to an Annuity Payment plan will be the Contract Value.

Annuity Payments are fixed and do not participate in the performance of any external Indexes.

The first payment will be made as provided by the selected plan. Before the first payment is sent, We will require satisfactory proof of the Annuitant’s age and that the Annuitant is alive. We may also require that You exchange this contract for a supplemental contract which provides the Annuity Payments.

Change of Annuitization Start Date

The scheduled Annuitization Start Date shown under Contract Data is the later of:

1.	the Contract Anniversary on or after Your 95th birthday, or

2.	the 10th Contract Anniversary.

You may change this date to any Contract Anniversary date by Written Request or other method agreed to by Us. The new date cannot be later than the scheduled Annuitization Start Date shown under Contract Data, unless We agree otherwise.

Annuity Payment Plans

Annuity Payments must be made on a fixed dollar basis. You can schedule receipt of Annuity Payments according to one of the Plans A through D or another plan agreed to by Us.

Plan A: Life Income Non-Refund

This plan provides monthly Annuity Payments during the lifetime of the Annuitant. No payments will be made after the Annuitant dies.

Plan B: Life Income with Guaranteed Period

This plan provides monthly Annuity Payments during the lifetime of the Annuitant with a guarantee by Us that payments will be made for at least five, 10 or 15 years whether or not the Annuitant is living. You must select a guaranteed period.

Plan C: Life Income with Installment Refund

This plan provides monthly Annuity Payments during the lifetime of the Annuitant with a guarantee by Us that payments will be made at least for a certain number of months whether or not the Annuitant is living. We determine the number of months by dividing the amount applied under this plan by the amount of the first monthly Annuity Payment.

115461	Page 14	(12/19)

Plan D: Joint and Survivor Life Income Non-Refund

This plan provides monthly Annuity Payments during the lifetime of the Annuitant and joint Annuitant. When either the Annuitant or the joint Annuitant dies We will continue to make monthly payments during the lifetime of the survivor. No payments will be made after the death of both the Annuitant and joint Annuitant.

Plan Selection

You may select the plan at least 30 Days before the Annuitization Start Date by Written Request or other method agreed to by Us. If We have not received Your Written Request to select a plan, the first Annuity Payment will be made 30 Days after the Annuitization Start Date according to Plan B with monthly payments guaranteed for ten years.

After the Annuitization Start Date, You cannot change to a different plan.

If the amount to be applied to a plan is less than $2,000 or would not provide a monthly payment of at least $20, We have the right to change the frequency of the payment or to make a lump sum payment of the amount that would have been applied to a plan.

115461	Page 15	(12/19)

RiverSource Life Insurance Company 70100 Ameriprise Financial Center Minneapolis MN 55474 1.800.862.7919

Limited Flexible Purchase Payments

Deferred Annuity Contract

•	Index-linked option(s)

•	Surrender charges may be waived under specified conditions

•	This contract is nonparticipating — dividends are not payable

Contract Data

RiverSource Structured SolutionsSM annuity

Contract Number:	9925-0000000	Contract Date:	December 17, 2019
Contract Type:	Nonqualified	Application Date:	December 16, 2019
Annuitant:	John Doe	Annuitization Start Date:	December 17, 2079
Owner:	John Doe	Owner’s Age on Contract Date:	35

Application Signed State:	MN
State Insurance Department:	800.000.0000

Purchase Payments
Initial Purchase Payment:	$100,000.00

Maximum Purchase Payments per Contract Year
	Attained Age 85 and under	Attained Age 86 through Attained Age 90	Attained Age 91 and older
First 90 Days after the Contract Date	$1,000,000	$100,000	$0
90 Days after the Contract Date through 1st contract year	$0	$0	$0
2nd contract year through 5th contract year	$0	$0	$0
Each contract year thereafter	$0	$0	$0
Maximum Total Purchase Payments per Owner*
Total per Owner	$1,000,000	$100,000	$100,000

Minimum Additional Purchase Payment:	$50

Fixed and Interim Accounts
Fixed Account Initial Election Percentage:	50.00%
Fixed Account Initial Interest Rate:	1.75%
Interim Account Initial Interest Rate:	1.75%
Guaranteed Minimum Interest Rate:	1.75%

Initial Indexed Account Elections

Initial Election Percentage	Indexed Account Name	Initial Cap	Initial Upside Participation Rate		Initial Annual Fee
10.00%	S&P 500 1-YEAR AND -10% FLOOR	9.00%	100%		N/A
10.00%	S&P 500 3-YEAR WITH UPSIDE PARTICIAPTION RATE AND -10% BUFFER	24.00%	250%		N/A
10.00%	MSCI EAFE 3-YEAR WITH ANNUAL FEE AND -15% BUFFER	No Cap	100	%**	0.30%
20.00%	S&P 500 6-YEAR WITH ANNUAL LOCK AND -10% BUFFER	13.00%	100	%**	N/A

*	See the Purchase Payments provision.
**	Upside Participation Rate does not vary and is 100% for all years.

115461	Page 17	(12/19)

Initial Indexed Account Options

Indexed Account Name	Minimum Cap	Minimum Upside Participation Rate	Maximum Annual Fee
S&P 500 1-YEAR AND -10% FLOOR	0.50%	100%	N/A
S&P 500 1-YEAR AND -10% BUFFER	0.50%	100%	N/A
S&P 500 2-YEAR AND -10% BUFFER	0.50%	100%	N/A
S&P 500 3-YEAR AND -15% BUFFER	0.50%	100%	N/A
S&P 500 6-YEAR AND -25% BUFFER	1.00%	100%	N/A
MSCI EAFE 1-YEAR AND -10% FLOOR	0.50%	100%	N/A
MSCI EAFE 1-YEAR AND -10% BUFFER	0.50%	100%	N/A
MSCI EAFE 2-YEAR AND -10% BUFFER	0.50%	100%	N/A
MSCI EAFE 3-YEAR AND -15% BUFFER	0.50%	100%	N/A
MSCI EAFE 6-YEAR AND -25% BUFFER	1.00%	100%	N/A
S&P 500 1-YEAR WITH UPSIDE PARTICIPATION RATE AND -10% BUFFER	0.50%	100%	N/A
S&P 500 3-YEAR WITH UPSIDE PARTICIPATION RATE AND -10% BUFFER	0.50%	100%	N/A
S&P 500 6-YEAR WITH UPSIDE PARTICIPATION RATE AND -10% BUFFER	1.00%	100%	N/A
S&P 3-YEAR WITH ANNUAL FEE AND -15% BUFFER	1.00%	N/A **	10.00%
MSCI EAFE 3-YEAR WITH ANNUAL FEE AND -15% BUFFER	1.00%	N/A **	10.00%
S&P 500 6-YEAR WITH ANNUAL LOCK AND -10% BUFFER	0.50%	N/A **	N/A
MSCI EAFE 6-YEAR WITH ANNUAL LOCK AND -10% BUFFER	0.50%	N/A **	N/A

S&P 500 and MSCI EAFE index returns do not include reinvestment of dividends from underlying companies.

Interest Rates, Caps, Upside Participation Rates and Annual Fees are not guaranteed and can be changed by Us, subject to the Renewal Interest Rates, Caps, Upside Participation Rates and Annual Fees provision.

Transfer Window: 30 Day period ending on the Contract Anniversary

See the Transfer of Contract Value provision.

Fixed Account Initial Purchase Payment and Transfer Limits:

1.	The percentage of the initial purchase payment which may be allocated to the Fixed Account is limited to 100%.

2.	Transfers to the Fixed Account are limited to the amount which results in the Fixed Account Contract Value (after the transfer) being no more than 100% of the total Contract Value.

**	Upside Participation Rate does not vary and is 100% for all years.

Surrenders

Schedule of Surrender Charges: 6 years

If You surrender all or a portion of this contract, a surrender charge may apply.

115461	Page 18	(12/19)

Contract Year	Surrender Charge Percentage Applied to Purchase Payments
1	8%
2	7%
3	6%
4	5%
5	4%
6	3%
7+	0%

Free Amount Percentage: 10%

See Surrender Charge provision.

Hospitalization/Nursing Home Waiver Age: 75

See Waiver of Surrender Charges upon Hospital or Nursing Home Confinement provision.

Terminal Illness Waiver Age: 90

See Waiver of Surrender Charges upon Terminal Illness Diagnosis provision.

Return of Purchase Payment (ROPP) Age: 79

See Payments to Beneficiaries provision.

115461	Page 19	(12/19)

S&P 500 Index (USD) ER

The S&P 500 Index (hereafter, “index”) is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by RiverSource Life Insurance Company (“RiverSource Life”). Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by RiverSource Life. RiverSource Life’s annuity product (hereafter, the “Product”) is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Product or any member of the public regarding the advisability of purchasing products generally or in the Product particularly or the ability of the indices to track general market performance. S&P Dow Jones Indices’ only relationship to RiverSource Life with respect to the indices is the licensing of the indices and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The indices are determined, composed and calculated by S&P Dow Jones Indices without regard to RiverSource Life or Product. S&P Dow Jones Indices have no obligation to take the needs of RiverSource Life or the owners of the Product into consideration in determining, composing or calculating the indices. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Product or the timing of the issuance or sale of the Product or in the determination or calculation of the equation by which the Product is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Product. There is no assurance that annuity products based on the indices will accurately track index performance or provide positive returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDICES OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY RIVERSOURCE LIFE, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND RIVERSOURCE LIFE, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

115461	Page 20	(12/19)

MSCI EAFE Index

THIS PRODUCT IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY RIVERSOURCE LIFE INSURANCE COMPANY (“RIVERSOURCE LIFE”). NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN PRODUCTS GENERALLY OR IN THIS PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS PRODUCT OR THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS PRODUCT TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THIS PRODUCT IS REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS PRODUCT.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE PRODUCT, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

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